UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    March 8, 2011

PAB BANKSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

Georgia	000-25422	58-1473302
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 North Valdosta Road, Valdosta, Georgia	31602
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code    (229) 241-2775

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 8, 2011, PAB Bankshares, Inc. (the "Company") received a letter from the Nasdaq Stock Market ("Nasdaq") notifying the Company that Nasdaq has approved the Company's application to transfer the listing of its common stock to the Nasdaq Capital Market and that the Company was granted an additional 180 days within which to comply with Nasdaq's $1.00 minimum bid price requirement. This transfer will be effective at the opening of business on March 9, 2011. Trading in the Company's common stock is unaffected by this change and will continue under the symbol "PABK".

The listing transfer follows the Company's receipt, on September 8, 2010, of a letter from the Nasdaq Stock Market notifying the Company that, for 30 consecutive business days, the Company's common stock had not maintained a minimum bid price of $1.00 per share as required for continued inclusion on the Nasdaq Global Market by Listing Rule 5450(a)(1). While the Company has not regained compliance with the minimum bid price requirement, in connection with the transfer to the Nasdaq Capital Market, the Company is eligible, until September 6, 2011, to regain compliance with this requirement. The approval of the listing transfer and extension was based, in part, on the Company meeting the applicable market value of publicly held shares requirement for continued listing, and all other applicable requirements for initial listing, on the Nasdaq Capital Market (except for the bid price requirement), and the Company's written notice of its intention to meet the $1.00 per share minimum bid price requirement during the additional 180 day period by effecting a reverse stock split, if necessary. If, by September 6, 2011, the Company does not regain compliance with the $1.00 minimum bid price requirement, Nasdaq will provide written notice that the Company's securities will be delisted from the Nasdaq Capital Market. At such time, the Company would be entitled to appeal the delisting determination to a Nasdaq Listing Qualifications Panel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAB  Bankshares, Inc.

Date: March 9, 2011                                                                             By:       /s/ Donald J. Torbert, Jr.
Name:  Donald J. Torbert, Jr.
Title:    Chief Executive Officer